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                                                                       EXHIBIT 7

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders
InterOil Corporation

     We consent to the use of our audit report dated March 4, 2005 in the preliminary base shelf registration statement on Form F-10, on the consolidated balance sheets of InterOil Corporation as at December 31, 2004 and 2003 and the consolidated statements of operations, cash flows and the statements of shareholders equity for each of the years in the three year period ended December 31, 2004 and our audit report dated March 4, 2005 on the related supplemental note entitled "Reconciliation with United States Generally Accepted Accounting Principles", which are incorporated by reference to Exhibit 4 of the Form 40-F dated March 31, 2005, and to the reference to our firm under the heading "Experts" in the preliminary prospectus.

/s/ KPMG

Sydney, Australia
May 3, 2005

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